                                                                       Exhibit 1
                                    AGREEMENT


         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Phillips-Van Heusen Corporation and that this statement is filed on behalf of each of them.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 12th day of February, 2001.



HIGH ROCK CAPITAL LLC


By:   High Rock Capital LLC


By:   /s/ David L. Diamond
      ----------------------------
      David L. Diamond,
      President


HIGH ROCK ASSET MANAGEMENT LLC


By:   High Rock Asset Management LLC


By:   /s/ David L. Diamond
      ----------------------------
      David L. Diamond,
      President